EXHIBIT 5.1


                           Winthrop & Weinstine, P.A.
                            3000 Dain Rauscher Plaza
                              60 South Sixth Street
                              Minneapolis, MN 55402
                            Telephone (612) 347-0700

                                   May 2, 2001

Bremer Financial Corporation
445 Minnesota Street
Suite 2000
St. Paul, MN  55101

Re:      Registration Statement on Form S-2

Gentlemen:

In connection with the Registration Statement on Form S-2 filed by Bremer Financial Corporation (the "Company") and Bremer Capital Trust I (the "Trust") with the Securities and Exchange Commission ("Registration Statement") relating to the registration by the Trust of the offer and sale of 200,000 ___% Cumulative Capital Securities (the "Capital Securities"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

         1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Minnesota.

         2. The Capital Securities Guarantee, when executed and delivered as described in the Registration Statement, and the Junior Subordinated Debentures, when issued and paid for as described in the Registration Statement, will be validly issued obligations of the Company, enforceable in accordance with their terms.

Our opinion as to the enforceability of the Capital Securities Guarantee and the Junior Subordinated Debentures is subject to the following:

       1. Limitations that might result from the Uniform Fraudulent Transfer Act, the Uniform Fraudulent Conveyance Act, bankruptcy, insolvency, reorganization, moratorium, and similar laws relating to or affecting the rights or remedies of creditors generally, now or hereafter in effect;

       2. Principles of equity (including equitable subordination) that might affect creditors' rights or remedies and the qualification that the availability of the remedies of specific performance or injunctive relief, or any other equitable remedy, is subject to the discretion of the court before which a proceeding therefor may be brought and the applicability of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in law or equity);


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       3. The applicable statute of limitations;

       4. Provisions, if any, in the Capital Securities Guarantee and the Junior Subordinated Debentures specifying that the documents may be amended or waived only in writing may not be enforceable to the extent that an oral agreement or an implied agreement by trade, practice, or course of conduct has been created modifying any provision therefor; and

       5. Notwithstanding certain language contained in the Capital Securities Guarantee and the Junior Subordinated Debentures, the holders thereof may be limited to recovery of only reasonable expenses or attorneys fees and legal expenses with respect to collection efforts for amounts owing thereunder.

The capitalized terms used and not otherwise defined herein have the definitions given to such terms in the preliminary Prospectus filed by the Company with the Securities and Exchange Commission on April 24, 2001. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

However, this opinion is being rendered solely to you and may be relied upon by you only and may not be relied upon by any other person for any purpose whatsoever.


Very truly yours,

WINTHROP & WEINSTINE, P.A.

By -
         /s/ Michele D. Vaillancourt
         Michele D. Vaillancourt

MDV:llh